FOR IMMEDIATE RELEASE

For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 East Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

SECOND QUARTER RESULTS

CINCINNATI, OHIO - July 31, 2007 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $24.8 million ($0.51 per diluted share) for the 2007 second quarter compared to $43.6 million ($0.91 per diluted share) in the 2006 second quarter. GAFRI's net income in the second quarter of 2006 included an after-tax gain of $31.6 million ($0.66 per diluted share) on the sale of a hotel. Net income for the first six months of 2007 was $44.8 million ($0.92 per diluted share) compared to $62.2 million ($1.30 per diluted share) for the first six months of 2006. All periods presented include certain other items that may not be indicative of GAFRI's ongoing core operations. The table below identifies such items and reconciles net income determined in accordance with generally accepted accounting principles ("GAAP") to "core net operating earnings from continuing operations," a non-GAAP measure that GAFRI believes is a useful tool for analysts and investors in analyzing ongoing operating trends.

Core Net Operating Earnings from Continuing Operations

Core net operating earnings from continuing operations before certain items ("core net operating earnings") were $19.3 million ($0.40 per diluted share) in the second quarter of 2007 compared to $18.2 million ($0.38 per diluted share) in the second quarter of 2006. Core net operating earnings for the first six months of 2007 were $39.3 million ($0.81 per diluted share) compared to $37.0 million ($0.77 per diluted share) for the first six months of 2006. Year-to-date 2006 results included $3.2 million of net earnings related to a payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

The increases in 2007 compared to 2006 reflect improvement in GAFRI's supplemental insurance and fixed annuity segments, as well as slightly higher earnings in the Company's variable annuity business. These increases were partially offset by higher mortality in GAFRI's runoff life operations. While the results of the supplemental lines were improved over the comparable period in 2006, increased lapses and lower premiums in the Medicare Supplement segment, primarily as a result of competition from the government-subsidized Medicare Advantage program, have negatively impacted results in 2007 and could adversely impact results in the future.

1

Core Net Operating Earnings from Continuing Operations - Continued

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts
	2007	2006	2007	2006

Components of net income:
Core net operating earnings (before items below)	$19.3	$18.2	$39.3	$37.0

Discontinued operations:
Gain on sale of hotel	1.9	31.6	1.9	31.6
Operations of hotel sold	-	(0.1)	-	(0.6)
Realized investment gains (losses)	4.9	(5.7)	5.6	(3.0)
Loss on retirement of debt	-	(0.4)	(0.7)	(2.8)
Charge related to former manufacturing operations	(1.3)	-	(1.3)	-

Net income	$24.8	$43.6	$ 44.8	$62.2

Components of diluted EPS:
Core net operating earnings (before items below)	$0.40	$0.38	$0.81	$0.77

Discontinued operations:
Gain on sale of hotel	0.04	0.66	0.04	0.66
Operations of hotel sold	-	-	-	(0.01)
Realized investment gains (losses)	0.10	(0.12)	0.11	(0.06)
Loss on retirement of debt	-	(0.01)	(0.01)	(0.06)
Charge related to former manufacturing operations	(0.03)	-	(0.03)	-

Net income	$0.51	$0.91	$ 0.92	$1.30

Financial Strength and Liquidity

GAFRI continued to achieve record levels of stockholders' equity and book value per share. In addition, at June 30, 2007, GAFRI's debt to capital ratio was 19.1%, its lowest level ever. In March 2007, the Company redeemed all of its 8-7/8% trust preferred securities using funds borrowed under the Company's bank line of credit.

Premiums

Statutory premiums of $541 million in the second quarter of 2007 were nearly 50% higher than the second quarter of 2006. Statutory premiums of $1.0 billion in the first six months of 2007 were 54% higher than the comparable 2006 period. These increases reflect higher fixed indexed annuity premium sales and the acquisition of Ceres Group, Inc. in August 2006, partially offset by lower sales of traditional fixed annuities.

Items Excluded from Core Net Operating Earnings

Gain on Sale of Hotel  In June 2006, GAFRI completed the sale of Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for a price of $166 million and recorded an after-tax gain of $31.6 million. In the second quarter of 2007, GAFRI received a payment related to funds that the Company had put in escrow in connection with finalizing the sale of Chatham. In accordance with GAAP, the gain on sale and the operations of this hotel have been reported as discontinued.

Realized Investment Gains (Losses)  Realized investment gains (losses) represent realized gains and losses on sales of investments and impairments on securities. Many analysts and investors consider such items to be non-recurring or non-core. Accordingly, GAFRI excludes such items from its calculation of Core Net Operating Earnings.

2

Loss on Retirement of Debt  In the first six months of 2007, GAFRI repurchased $3.0 million principal amount of the Company's 6-7/8% Senior Notes.

In the first six months of 2006, GAFRI repurchased nearly $64 million principal amount of the Company's 6-7/8% Senior Notes. In addition, in connection with the repurchase, GAFRI paid $1.9 million to effectively terminate the portion of an interest rate swap that covered the repurchased debt.

Charge Related to Former Manufacturing Operations  In the second quarter of 2007, GAFRI conducted its annual review of the environmental liabilities associated with certain former manufacturing operations which were discontinued in 1992. This review resulted in a pretax charge of $2.0 million ($1.3 million after-tax).

Definitive Merger Agreement with American Financial Group

As previously announced, American Financial Group, Inc. ("AFG") (NYSE:AFG) and Great American Financial Resources, Inc. have entered into a definitive merger agreement by which GAFRI would acquire the GAFRI shares which AFG does not currently own at a price of $24.50 per share in cash, for a total purchase price of approximately $225 million. AFG beneficially owns approximately 81% of the outstanding shares of GAFRI. GAFRI expects the merger to be completed in September, and will use excess capital plus borrowings from AFG to fund the transaction.

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with more than $13 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, Central Reserve Life Insurance Company, Continental General Insurance Company, United Teacher Associates Insurance Company and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions including interest rates, performance of the capital markets, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances. The safe harbor for forward-looking statements in the Private Securities Litigation Reform Act of 1995 does not apply to statements with respect to the pending transaction with AFG.

Conference Call

GAFRI's results will be discussed as part of a conference call on Wednesday, August 1 at 11:30 a.m. (EDT) being conducted by American Financial Group, Inc., GAFRI's majority shareholder. Toll-free telephone access will be available by dialing 1-866-203-3436 (International dial in 617-213-8849). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at approximately 1:30 p.m. and will run until 11:59 p.m. on August 8, 2007. To listen to the replay, dial 1-888-286-8010 (International dial in 617-801-6888) and provide the confirmation code 17024908. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link in the Investor Relations section.

3

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Life, accident and health premiums (a)(b)	$103.4	$ 75.5	$210.0	$152.0
Net investment income	158.0	149.7	316.2	297.6
Realized gains (losses) on:
Investments	7.7	(8.7)	8.8	(4.6)
Retirement of debt	-	(0.6)	(1.1)	(4.3)
Other income (a)	31.8	21.7	58.9	46.3(c)
	300.9	237.6	592.8	487.0
Costs and Expenses:
Annuity benefits	90.4	84.0	179.2	166.8
Life, accident and health benefits (a)	85.5	66.6	170.9	130.9
Insurance acquisition expenses (a)	40.7	30.3	85.2	62.3
Interest and debt expenses	5.3	5.7	11.0	11.9
Other expenses (a)	44.3(d)	32.6	82.1(d)	67.2
	266.2	219.2	528.4	439.1

Operating earnings before income taxes	34.7	18.4	64.4	47.9
Provision for income taxes	11.8	6.3	21.5	16.7

Income from continuing operations	22.9	12.1	42.9	31.2
Discontinued hotel operations, net of tax (e)	-	(0.1)	-	(0.6)
Gain on sale of discontinued hotel, net of tax (e)	1.9	31.6	1.9	31.6

Net Income	$ 24.8	$ 43.6	$ 44.8	$ 62.2

Average common shares outstanding - diluted	48.4	48.0	48.5	48.0

Diluted earnings per common share:
Continuing operations	$ 0.47	$ 0.25	$ 0.88	$0.65
Discontinued hotel operations (e)	-	-	-	(0.01)
Gain on sale of discontinued hotel (e)	0.04	0.66	0.04	0.66

Net income	$ 0.51	$ 0.91	$ 0.92	$1.30

Supplemental Information
Fixed indexed annuity premiums (b)	$292.1	$111.8	$532.1	$165.7
Traditional fixed annuity premiums (b)	127.0	156.9	242.6	301.4
Variable annuity premiums (b)	19.6	23.7	42.6	47.7
Total statutory premiums, including life, accident and health premiums	$541.1	$369.5	1,025.6	$666.4

Book value per share, excluding unrealized gains (losses) on fixed maturities			$23.38	$21.43
Book value per share, including all unrealized gains (losses)			$21.47	$18.83

  The increase in 2007 reflects primarily the acquisition of Ceres Group, Inc. in August 2006.

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Other income for the first six months of 2006 includes $4.9 million of pretax income resulting from the March 2006 payment received from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

  Includes $2.0 million charge related to former manufacturing operations.

  The operations and gain on sale of Chatham Bars Inn (sold in June 2006) are reflected as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144.

4